As filed with the Securities and Exchange Commission on February 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vista Energy, S.A.B. de C.V.

(Exact Name of Registrant as Specified in Its Charter)

N.A.

(Translation of Registrant’s name into English)

United Mexican States	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pedregal 24, Floor 4

Colonia Molino del Rey, Alcaldía Miguel Hidalgo

Mexico City, 11040

Mexico

(Address, including zip code, of Registrant’s principal executive offices)

Long Term Incentive Plan

(Full title of the Plan)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

United States of America

+1 (302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Julia L. Petty

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

+1 (212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of Series A shares (the “Common Stock”) of Vista Energy, S.A.B. de C.V., formerly known as Vista Oil & Gas, S.A.B. de C.V., (the “Registrant”) to be offered and sold under the Long Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on April 26, 2022 (File No. 001-39000).

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since April 26, 2022.

(c)

Reports on Forms 6-K furnished to the Commission on, April 27, 2022 (filed at 4:33 PM and 4:37 PM Eastern time), April 28, 2022 (filed at 4:14 PM Eastern time), July  26, 2022 (filed at 4:05 PM and 4:09 PM Eastern time), October 4, 2022 (filed at 4:34 PM Eastern time) and October  26, 2022 (filed at 4:07 PM Eastern time).

(c)

The description of the Registrant’s Series A shares contained in the Registrant’s Registration Statement on Form 8-A (File No.  001-39000) filed with the Commission on July 23, 2019, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(d)

The description of the Registrant’s ADSs evidenced by ADRs, each representing one Series A share, contained in Exhibits 2.1 and 2.2 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2021, including any amendment thereto or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

a) Under Mexican law

The officers and directors shall have the liability inherent to their position and the one resulting from the obligations imposed on them by the law and the company’s by-laws. When an officer or director of a company acts within the scope of his or her authority, the company will answer for any resulting liabilities or expenses. Any officer who, being exempt from fault, has expressed his disagreement at the time of the discussion and resolution of the act in question, shall not be held liable.

The liability consisting of indemnifying the damages caused to the company, due to the lack of diligence of the members of the board of directors of the stock company, shall be joint, and several among the guilty parties. Such indemnity may be limited under the terms and conditions expressly set forth in the bylaws or by resolution of the general shareholders’ meeting, provided that such acts are not fraudulent or in bad faith, or unlawful under the applicable law. The company may agree on indemnifications and contract in favor of the directors and officers insurance or bails covering the amount of the indemnification for the damages caused by their actions to the company, except in the case of fraudulent acts or acts in bad faith, or unlawful acts pursuant to the applicable law.

The liability consisting of indemnifying the damages caused as a result of unlawful or disloyal acts or omissions shall be joint, and several among the guilty parties who have adopted the decision and shall be enforceable as a consequence of the damages caused. The corresponding indemnity must cover the damages caused to the company; in any case, the guilty parties will be removed from office. The affected company, in no case, may agree to the contrary, nor provide in its bylaws, benefits, benefits or exclusions of liability, which may limit, release, substitute or compensate the obligations for liability on account of the unlawful or disloyal acts or omissions.

The officers and directors shall not incur, individually or as a whole, any liability for the damages or losses caused to the company or to the legal entities it controls or in which it has a significant influence, derived from the acts they execute or the decisions they adopt, when, acting in good faith and relying on any of the following liability exclusions:

i.	Compliance with the requirements established by the applicable law or the bylaws when approving matters for which the board of directors or the committees of which they form part are responsible.

ii.

Decision-making or voting in the meetings of the board of directors, or the committees to which they belong, in reliance on information provided by relevant executives, reports prepared by the legal entity that provides external audit services or independent experts, whose capacity and credibility do not offer any reason for reasonable doubt.

iii.

Selection of the most appropriate alternative, to the best of their knowledge and belief or for which the negative equity results have not been foreseeable, in both cases, based on the information available at the time of the decision.

iv.	Compliance with the resolutions of the shareholders’ meeting, provided they do not violate the law.

b) Under the Registrant’s Bylaws

Failure to comply with the duty of diligence or the duty of loyalty shall make any director or officer jointly and severally liable with other directors or officers who have failed to comply, for the damages and losses caused to the Registrant, in cases where they have acted in bad faith, fraudulently, with serious negligence or unlawfully.

The liability resulting from the violation of the duty of diligence or the duty of loyalty will be exclusively in favor of the Registrant, as the case may be, and may be exercised by the Registrant or by the shareholders who, individually or jointly, represent the ownership of shares (including limited, restricted or non-voting shares), representing 5% or more of the capital stock.

The Registrant must indemnify and hold harmless the members, owners and substitutes, and officers of the Board of Directors, the Audit Committee, the Corporate Practices Committee, any other Committees created by the Registrant, the Secretary and Substitute Assistant Secretary who are not members of the Board of Directors, and the CEO and other relevant officers and directors, in connection with the performance of their duties, such as any claim, suit, proceeding or investigation that may be initiated in Mexico or in any of the countries in which the Registrant’s shares, other securities issued based on such shares or other fixed or variable income securities issued by the Registrant itself are registered or listed, or in any jurisdiction where the Registrant or the companies it controls operate, in which such persons may be parties in their capacity as members of such bodies, owners or substitutes, and officers, including the payment of any damages that may have been caused and the amounts necessary to reach, if deemed appropriate, a settlement, as well as the totality of the fees and expenses of the attorneys’ fees (reasonable and documented) and other advisors hired to look after the interests of such persons in the aforementioned cases, in the understanding that the Board of Directors shall be the body empowered to determine, in the aforementioned cases, if it deems convenient to hire the services of attorneys and other advisors different from those who are advising the Registrant in the corresponding case. This indemnity shall not be applicable if such claims, lawsuits, proceedings or investigations result from the gross negligence, willful misconduct, bad faith, or unlawfulness under applicable law of the indemnified party in question. Likewise, the Registrant may contract in favor of the members of the Board of Directors, the Audit Committee, the Corporate Practices Committee, any other committees created by the Registrant, the CEO or any other relevant officer, as determined by the Board of Directors, insurance or bails covering the amount of indemnification for damages caused by their actions to the Registrant, except in the case of fraudulent or bad faith acts, or unlawful acts pursuant to the Mexican Stock Market Law or other applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1‡	English language translation of bylaws (as amended) of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-39000) and incorporated herein by reference)

4.2‡	Long Term Incentive Plan dated as of April 4, 2018 (filed as Exhibit 2 to the Registrant’s Schedule 13D filed with the SEC on February 14, 2022 (File No. 005-91218) and incorporated herein by reference)

4.3*	English language translation of the Irrevocable Trust Agreement of Administration entered into by and between Vista Oil & Gas, S.A.B. de C.V. and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero dated as of March 26, 2019, as amended on December 2, 2022

4.4‡	Form of Deposit Agreement among Vista Oil & Gas, S.A.B. de C.V., The Bank of New York Mellon, as depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to our registration statement on Form F-1 filed with the SEC on July 2, 2019)

5.1*	Opinion of Creel, García-Cuéllar, Aiza y Enríquez, S.C., counsel to the Registrant, as to the legality of the securities being registered

23.1*	Consent of Creel, García-Cuéllar, Aiza y Enríquez, S.C., counsel to the Registrant (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Global Limited

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

107*	Filing Fee Tables for Form S-8

*	Filed herewith
‡	Incorporated herein by reference

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, as of February 6, 2023.

Vista Energy, S.A.B. de C.V.

By:	/s/ Miguel Galuccio
Name: Miguel Galuccio
Title: Chief Executive Officer

By:	/s/ Pablo Vera Pinto
Name: Pablo Vera Pinto
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Vista Energy, S.A.B. de C.V. (the “Company”), do hereby severally constitute and appoint Miguel Galuccio and Pablo Vera Pinto, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of the 6th of February, 2023.

Name	Title

/s/ Miguel Galuccio Miguel Galuccio	(Principal Executive Officer)

/s/ Pablo Vera Pinto Pablo Vera Pinto	(Principal financial officer, controller or principal accounting officer)

/s/ Susan Segal Susan Segal	Director

/s/ Mauricio Doehner Mauricio Doehner	Director

/s/ Pierre Jean Sivignon Pierre Jean Sivignon	Director

/s/ Gerard Martellozo Gerard Martellozo	Director

/s/ Germán Losada Germán Losada	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States